Exhibit 10.1

GUARANTY

GUARANTY dated as of September 12, 2008 between JER Investors Trust Inc., a Maryland corporation (the "Guarantor") and J.P. Morgan Securities Inc. ("JPMSI").

RECITALS

JERIT FINANCE CO JPM, LLC (the "Counterparty"), the Guarantor and JPMSI are parties to a Master Repurchase Agreement dated as of September 12, 2008 (the "Agreement").  Capitalized terms used herein not otherwise defined have the meanings assigned to them in the Agreement.  As an inducement to JPMSI to enter into the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JPMSI and the Guarantor agree as follows:

1.           Guaranty of Payment.  The Guarantor, as primary obligor and not as surety only, hereby unconditionally guarantees the due and punctual payment (whether at stated maturity, upon acceleration, early termination or otherwise) of any amounts arising out of or in connection with the Agreement, including without limitation the obligation of the Counterparty to pay any amounts due and owing pursuant to the Agreement and all expenses of collection, counsel fees and other expenses incurred by JPMSI in connection with the enforcement of its rights under the Agreement (collectively, the "Guaranteed Obligations").  Upon any failure by the Counterparty to pay any of the Guaranteed Obligations, the Guarantor agrees that it will forthwith on demand pay, at the place and in the manner specified in the Agreement, such amounts which the Counterparty has failed to pay.  This Guaranty is a guaranty of payment and not merely a guaranty of collection.

2.           Guaranty Unconditional and Absolute.  The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)           any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Counterparty or any other guarantor of any of the Guaranteed Obligations;

(ii)           any release, exchange, non-perfection or invalidity of any direct or indirect security for any of the Guaranteed Obligations;

(iii)          any modification or amendment of or supplement to the Agreement;

(iv)          any change in the corporate existence (including its constitution, laws, rules, regulations or powers), structure or ownership of the Counterparty or the Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Counterparty or its assets, the Guarantor or any other guarantor of any of the Guaranteed Obligations;

(v)          the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Counterparty, JPMSI or any other corporation or person, whether in connection herewith or in connection with any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)         any invalidity or unenforceability relating to or against the Counterparty or any other guarantor for any reason of the Agreement or any other guaranty agreement, or any provision of applicable law or regulation purporting to prohibit payment by the Counterparty of amounts to be paid by it under the Agreement or any of the Guaranteed Obligations or under any such guaranty agreement; or

(vii)        any other act or omission to act or delay of any kind by the Counterparty, any other guarantor, JPMSI or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor's obligations hereunder.

3.           Discharge Only Upon Payment In Full; Reinstatement in Certain Circumstances.  The Guarantor's obligations hereunder constitute a guarantee of payment and not of collection merely and shall remain in full force and effect until the Guaranteed Obligations shall have been paid in full in accordance with the terms hereof and of the Agreement.  If at any time any payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Counterparty or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.

4.           Waiver by the Guarantor.  The Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest, notice of dishonor and any notice not provided for herein, as well as any requirement that at any time any person exhaust any right or take any action against the Counterparty or its assets or any other guarantor or person.

5.           Subrogation.  Upon making any payment hereunder, the Guarantor shall be subrogated to the rights of JPMSI against the Counterparty with respect to such payment; provided that the Guarantor shall not enforce any right or receive any payment by way of subrogation until all of the Guaranteed Obligations shall have been paid in full.

6.           Stay of Acceleration Ineffective with respect to Guarantor.  In the event that acceleration of the time for payment of any amount payable by the Counterparty under the Agreement is stayed upon the insolvency, bankruptcy or reorganization of the Counterparty, all such amounts otherwise subject to acceleration or required to be paid upon an early termination pursuant to the terms of the Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by JPMSI.

7.           Assignment; Successors and Assigns.  The Guaranty shall be binding upon and inure to the benefit of the Guarantor and its successors and assigns and JPMSI and its successors and assigns.  The Guarantor may not assign its rights and obligations hereunder without the prior written consent of JPMSI, and any such purported assignment without the written consent of JPMSI will be void.

8.           Amendments and Waivers.  No provision of this Guaranty may be amended, supplemented or modified, nor any of the terms and conditions hereof or thereof waived, except by a written instrument executed by the Guarantor and JPMSI.

9.           Representations and Warranties.  Guarantor represents and warrants that:

  (a)         Guarantor has the legal capacity and the legal right to execute and deliver this Guaranty and to perform its obligations hereunder;

  (b)         no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

  (c)         this Guaranty has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

  (d)         the execution, delivery and performance of this Guaranty will not violate any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon Guarantor or any of its property or to which Guarantor or any of its property is subject ("Requirement of Law"), or any provision of any security issued by Guarantor or of any agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound ("Contractual Obligation"), and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Contractual Obligation of Guarantor;

  (e)         no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or against any of the properties or revenues of Guarantor with respect to this Guaranty or any of the transactions contemplated hereby; and

  (f)          except as disclosed in writing to JPMSI prior to the date hereof, Guarantor has filed or caused to be filed all tax returns which, to the knowledge of Guarantor, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against Guarantor or any of the property of Guarantor and all other taxes, fees or other charges imposed on him or any of the property of Guarantor by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings); no tax lien has been filed, and, to the knowledge of Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made hereunder on and as of such date.

10.         Covenants.  On and as of the date hereof and each Purchase Date and until the Repurchase Agreement is no longer in force with respect to any Transaction, the Guarantor covenants that Counterparty and Guarantor will not, without the prior written consent of JPMSI:

  (a)         permit the combined ratio of total indebtedness to Tangible Net Worth of Guarantor and its consolidated subsidiaries to be greater than 4.88:1.00.

  (b)         permit the combined Tangible Net Worth of Guarantor to fall below an amount equal to $200,000,000.

  (c)         permit at any time the sum on a consolidated basis of cash and cash equivalents held free and clear of any liens or encumbrances by the Guarantor to fall below an amount equal to the greater of: (i) $10,000,000 or (ii) 10% of total outstanding Recourse Indebtedness.

Guarantor's compliance with the covenants set forth in this paragraph 10 must be evidenced by financial statements and by a Covenant Compliance Certificate in the form of Exhibit I to the Repurchase Agreement furnished together therewith, as provided by Counterparty to JPMSI pursuant to Paragraph 10 of the Repurchase Agreement, and compliance with all such covenants are subject to continuing verification by JPMSI.

For purposes of this paragraph 10, the following definitions shall apply:

"Recourse Indebtedness" shall mean total outstanding indebtedness, excluding (i) any non-recourse financing facilities and (ii) any indebtedness related to any trust, common and preferred securities and/or junior subordinated notes.

"Tangible Net Worth" shall mean, as of a particular date (a) all amounts which would be included under capital of such person and its consolidated subsidiaries, if any, on a balance sheet of such person and its consolidated subsidiaries at such date, determined in accordance with GAAP, together with any capital contributions committed to such person and its consolidated subsidiaries, if any, that are available to be called, less (b) intangible assets of such person and its consolidated subsidiaries, if any.

11.         Expenses and Taxes.  Without limiting the generality of the Guarantor's obligations hereunder, the Guarantor agrees to pay to JPMSI upon its request all reasonable costs and expenses, including fees and disbursements of counsel and taxes, incurred by JPMSI in connection with the occurrence of any Event of Default under the Agreement and collection or other enforcement proceedings against any person or assets resulting therefrom, all of which shall be "Guaranteed Obligations" the payment of which is guaranteed hereunder.  The Guarantor agrees that all amounts payable under this Guaranty shall be paid without set-off or counterclaim and free and clear of, and without deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any governmental or taxing authority to which the Guarantor is subject.

12.         Transfer.  Neither this Guaranty nor any interest or obligation in or under this Guaranty may be transferred by the Guarantor without the prior written consent of JPMSI.

13.         Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Guaranty.

14.         Governing Law.  This Guaranty shall be governed by and construed in accordance with the law of the State of New York without reference to its conflicts of law principles (other than New York General Obligations Law §5-140 1).

15.         Jurisdiction.  With respect to any suit, action or proceedings relating to this Guaranty, the Guarantor irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and hereby waives any objection which it may have at any time to the laying of venue of any suit, action or proceedings brought in any such court, waives any claim that such suit, action or proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such suit, action or proceedings, that such court does not have any jurisdiction over such party.

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed as of the date first above written.

JER INVESTORS TRUST INC.

By:	/s/ Jeffrey D. Goldberg
Title: Authorized Signatory

J.P. MORGAN SECURITIES INC.

By:	/s/ Mark D. Pasierb
Title: Executive Director

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